UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by the Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement.

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material under § 240.14a-12

SERVOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

PAUL L. SNYDER III

FOUNDERS SOFTWARE, INC.

BEAVER HOLLOW WELLNESS, LLC

KATHLEEN ANN SCHEFFER

CHRISTINE R. MARLOW

MICHAEL W. DOLPP

CHARLES C. ALFIERO

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Beaver Hollow Wellness, LLC, together with the other participants named herein intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Servotronics, Inc., a Delaware corporation.

On April 23, 2025 Beaver Hollow Wellness, LLC issued the following press release:

FOR IMMEDIATE RELEASE

April 23, 2025

Beaver Hollow Wellness Responds to Servotronics' Escalating Proxy Tactics

Calls for Accountability and Shareholder-Centered Reform

Buffalo, NY – Beaver Hollow Wellness, LLC (“BHW”), the largest active shareholder of Servotronics, Inc. (NASDAQ: SVT), today issued the following statement in response to the Company’s amended proxy statement filed April 22, 2025:

“Servotronics’ latest filing is a clear sign of a board under pressure and out of touch,” said Paul L. Snyder III, Chairman of BHW. “The escalation in rhetoric, along with newly inserted language about ‘change of control’ compensation, demonstrates that the Company is more focused on protecting executive payouts than delivering value to shareholders.”

Change of Control Provisions – A Self-Serving Shield

In a newly inserted clause, the Board claims that replacing a majority of directors could trigger “change in control” provisions that result in accelerated equity awards and enhanced severance benefits for current executives. It is outrageous that the very Board responsible for awarding these outlandish payouts, is now attempting to use them as a scare tactic with shareholders.

This Board has focused on granting Golden Parachutes to their cronies, in stark contrast BHW is focused on rebuilding this once great manufacturing company. Any executive payout should be fair, transparent, and performance-based—not triggered by shareholder votes for accountability.

BHW Reaffirms Its Commitment to Responsible Stewardship

BHW seeks to implement lean manufacturing principles, overhaul supply chain operations, and ensure zero-defect deliverability. not to disrupt the company’s operations. Instead, it seeks to introduce oversight that prioritizes shareholder interests, responsible capital allocation, and operational excellence. The nominees include professionals with backgrounds in aerospace, finance, manufacturing, and governance.

“We call on shareholders to reject the fear tactics and vote for experience, independence, and accountability,” Snyder said. “Our SAVE Servotronics plan is clear, constructive, and credible.”

Vote for Real Change

BHW urges shareholders to use the WHITE universal proxy card to vote for all four BHW nominees:

- Paul L. Snyder III

- Christine R. Marlow

- Michael W. Dolpp

- Charles C. Alfiero

For more information, visit: www.SaveServotronics.com

Media Contact

Kevin Keenan

Keenan Communications Group

(716) 481-6806

kevin@keenancommunicationsgroup.com

Investor Contact

Brian Valerio

Alliance Advisors

BHW@allianceadvisors.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Beaver Hollow Wellness, LLC, together with the other participants named herein (collectively, the “Group”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Servotronics, Inc., a Delaware corporation (the “Company”).

THE GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Beaver Hollow Wellness, LLC, Founders Software, Inc., Paul L. Snyder, III, Kathleen Scheffer Christine R. Marlow, Michael W. Dolpp and Charles C. Alfiero.

As of the date hereof, Beaver Hollow Wellness, LLC beneficially owns directly 388,745 shares of common stock, par value $0.20 per share, of the Company (the “Common Stock”). Founders Software, Inc., as a member of, and holder of approximately 92 percent of the issued and outstanding membership interest of Beaver Hollow Wellness, LLC, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. Paul L. Snyder III, as the indirect, majority shareholder and Chairman of the Board of Directors of Founders Software, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. As of the date hereof, Kathleeen Ann Scheffer beneficially owns directly 2,173 shares of Common Stock. As of the date hereof, none of Christine R. Marlow, Michael W. Dolpp or Charles C. Alfiero beneficially owns any Common Stock.